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                                                                Exhibit 21.1

                              LIST OF SUBSIDIARIES

NAME OF SUBSIDIARY                           JURISDICTION OF INCORPORATION

1.   Kansas Information Consortium, Inc.               Kansas, U.S.
2.   Indian@ Interactive, Inc.                         Indiana, U.S.
     2a.  City-County Interactive, LLC                 Indiana, U.S.
3.   National Information Consortium, U.S.A., Inc.     Kansas, U.S.
4.   Arkansas Information Consortium, Inc.             Arkansas, U.S.
5.   Nebrask@ Interactive, Inc.                        Nebraska, U.S.
6.   Virginia Interactive, LLC                         Virginia, U.S.
7.   Iowa Interactive, Inc.                            Iowa, U.S.
8.   New England Interactive, Inc.                     Maine, U.S.
9.   Utah Interactive, Inc.                            Utah, U.S.